United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2010

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2010, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the “Company,” “we” or “our”), entered into a letter agreement with its interim Chief Executive Officer, Phillip C. Peckman (the “Letter Agreement”), regarding Mr. Peckman’s compensation arrangement, which arrangement was approved by the Company’s Compensation Committee.  Mr. Peckman’s services as the Company’s interim CEO began on April 26, 2010 and shall be on a month-to-month basis, terminable at any time by the Board, upon 30 days prior written notice from the Board, or by mutual agreement. Under the Letter Agreement, Mr. Peckman shall be paid an annual base salary of $500,000, paid in the same intervals as other employees of the Company.  Mr. Peckman will be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company for fiscal year 2010, with a target bonus of 50% of Mr. Peckman’s base salary (pro-rated based on the actual number of months served as interim CEO). The Board, in its sole discretion, shall determine, with the approval of the Compensation Committee, whether he is entitled to any equity for his services as interim CEO (the “CEO Equity”), when his services as interim CEO end. Any CEO Equity Mr. Peckman is awarded shall be no less in actual Black-Scholes value than the equity previously granted as Chairman of the Board and Chairman of the Audit Committee at the Board meeting on March 26, 2010 (the “March 2010 Equity”), provided however, that the March 2010 Equity shall be a credit and applied against any CEO Equity to which Mr. Peckman otherwise is entitled. Mr. Peckman shall not be entitled to any severance when his services as interim CEO end.

Mr. Peckman’s Letter Agreement is included herein as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Letter Agreement dated May 3, 2010, by and between Shuffle Master, Inc. and Phillip C. Peckman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: May 7, 2010

/s/ LINSTER W. FOX
Linster W. Fox
Chief Financial Officer